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                                                EXHIBIT 10(j)


                    WILLIAM E. CHANDLER
                    -------------------

                   Severance Arrangement


     The Company has a severance arrangement with William E. Chandler, Senior Vice President, Finance and Chief Financial Officer of the Company. Under the terms of this arrangement the Company is obligated to pay Mr. Chandler severance equivalent to up to two years' base compensation if he is terminated within varying periods up to five years from his date of hire (September 1992) as a result of top management turnover or for any other reason other than his death, disability, voluntary resignation or discharge for cause. Mr. Chandler also is party to a Change in Control Agreement with the Company (see Exhibit 10(h) to the Company's fiscal 1992 Annual Report on Form 10-K), and in the event of a termination of Mr. Chandler's employment which is covered under the terms of such Change in Control Agreement, the terms of that Change in Control Agreement would supersede the severance arrangement previously described in this paragraph.
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